Exhibit 99.1
                   VSE REPORTS FIRST QUARTER 2006 RESULTS

                 Revenues Decrease 4%, Earnings Increase 14%

       Alexandria, Virginia, April 26, 2006 - VSE Corporation (Nasdaq: VSEC) reported consolidated financial results for the three months ended March 31, 2006 and 2005, as follows:

VSE Corporation and Subsidiaries
Consolidated  Statements of Income (unaudited)
(dollars in thousands, except share data)
-------------------------------------------------------------------------------
                                                   Three months ended March 31,
                                                         2006         2005
                                                         ----         ----

Revenues, principally from contracts                 $  63,300    $  65,919
Costs and expenses of contracts                         60,912       63,755
                                                     ---------    ---------
Gross profit                                             2,388        2,164
Selling, general and administrative expenses               123           56
Interest (income), net                                    (137)         (19)
                                                     ---------    ---------
Income before income taxes                               2,402        2,127
Provision for income taxes                                 917          823
                                                     ---------    ---------
Net income                                           $   1,485    $   1,304
                                                     =========    =========
Earnings per share:
Basic                                                $     .63    $     .57
Diluted                                                    .61          .55

Weighted average shares outstanding:
Basic                                                2,361,261    2,279,326
Diluted                                              2,433,317    2,353,954

Financial Results

       Commenting on the financial results, VSE Chairman, President and CEO/COO Don Ervine said, "During the first quarter of 2006, VSE revenues decreased due to a reduction in volume of certain programs, partially offset by increases in other areas. Earnings increased based on an increase in profits earned under our BAV ship transfer work. As the year progresses, we anticipate that revenues from existing backlog previously announced will accelerate, and that our results for the year will exceed our results for last year."

       "Our funded backlog was about $262 million at March 31, 2006, compared to about $276 million at December 31, 2005, which positions us well for the remainder of 2006. We look forward to reporting on our progress as the year proceeds."

                                    -more-


VSE Corporation News Release (continued)


Accounting for Stock-based Compensation

       Effective January 1, 2006, VSE adopted the fair value recognition provisions of FASB Statement 123(R) to account for stock-based compensation. As a result, VSE's net income was reduced by about $39,000 for the three-month period ended March 31, 2006, or about $.02 per share basic and diluted. Results for prior period have not been restated. On a pro forma basis, VSE net income for the three-month period ended March 31, 2005, would have been reduced by about $62,000 or about $.03 per share basic and diluted had the company adopted SFAS 123(R) in the prior-year period.

Safe Harbor

       This news release contains statements which, to the extent they are not recitations of historical fact, constitute "forward-looking statements" under federal securities laws. All such statements are intended to be subject to the safe harbor protection provided by applicable securities laws. For discussions identifying some important factors that could cause actual VSE results to differ materially from those anticipated in the forward looking statements in this news release, please see VSE's public filings with the Securities and Exchange Commission.

       VSE provides diversified services to the engineering, energy and environment, defense, and homeland security markets from more than 20 locations across the United States and around the world. For more information on VSE services and products, please see the Company's web site at www.vsecorp.com or contact Len Goldstein, Director of Business and New Product Development, at
(703) 317-5202. News Contact:  C. S. Weber, CAO, (703) 329-4770

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